Exhibit 99.1

TRANSACT TECHNOLOGIES ANNOUNCES RETIREMENT OF EXECUTIVE VICE PRESIDENT OF ENGINEERING

HAMDEN, CT – March 19, 2012 – TransAct Technologies Incorporated (NASDAQ: TACT), a global leader in market-specific printers for transaction-based and other industries, today announced that Michael S. Kumpf, Executive Vice President of Engineering, will retire effective April 4, 2012.  Don Brooks, Vice President of Electrical Engineering, who has been with TransAct since 1983, will succeed Kumpf as TransAct’s Senior Vice President of Engineering.

“Although we’re saddened to see Mike leave TransAct, we understand his decision to retire,” said Bart C. Shuldman, Chairman and Chief Executive Officer of TransAct Technologies.  “Mike has reached a point in his life where spending an increased amount of quality time with his wife and family has become a main priority.  He has been a good friend and business associate and I would like to personally thank him for all of his efforts and significant contributions that have been instrumental in TransAct’s success over the years.  Among other things, Mike played a crucial role in guiding our product development strategy and the successful launches of numerous products since TransAct’s formation.  I will miss him, but understand his desire to make this tough choice to step away and enjoy his time with his family and friends.”

Shuldman continued, “TransAct has a strong management team and I am pleased to be able to promote Don Brooks.  Our Board of Directors and management team have the highest confidence in Don and expect a quick, smooth transition.  Don’s responsibilities have steadily increased during the course of his 28 years with TransAct.  As Vice President of Electrical Engineering, Don has worked closely with Mike on all of TransAct’s product development initiatives, including most recently the EPICENTRAL™ Print System and TransAct’s planned product launches for 2012.   Don’s broad engineering experience, strategic vision and intelligence make him an ideal successor to Mike as we remain focused on executing our product development initiatives.”

“I believe now is the right time for me to retire and enjoy my family,” said Mr. Kumpf.  “I feel fortunate that the bench strength of our engineering group has afforded me the opportunity to make this life decision.  I am confident that Don will seamlessly step into my shoes and TransAct will not miss a beat.  I thank Bart and the rest of the TransAct team for a wonderful and fulfilling career.  I strongly believe in TransAct’s future and I will continue to be a shareholder.”

Mr. Brooks has been employed by TransAct for over 28 years, most recently serving as Vice President of Engineering.  He has held various positions at TransAct, including Project Engineer, Senior Project Engineer, Manager of Electronic Development and Director of Electrical Engineering.  Prior to joining TransAct, Mr. Brooks was a Project Engineer at NCR Corporation.  He holds a BS in Electrical Engineering from Clarkson University.

About TransAct Technologies Incorporated

TransAct Technologies Incorporated (NASDAQ: TACT) is a leader in developing and manufacturing market-specific printers for transaction-based and other industries. These industries include casino, gaming, lottery, banking, kiosk, point-of-sale, oil and gas, and medical and mobile.  Each individual market has distinct, critical requirements for printing and the transaction is not complete until the receipt and/or ticket is produced.  TransAct printers are designed from the ground up based on market specific requirements and are sold under the Ithaca®, Epic and Printrex® product brands.  TransAct distributes its printers through OEMs, value-added resellers, selected distributors, and direct to end-users.  TransAct has over two million printers installed around the world.  TransAct is committed to world-class printer service, spare parts and accessories required by a growing worldwide installed base of printers.  Beyond printers, TransAct is a leader in providing printing supplies to the full transaction printer market.  Through its TransAct Services Group, TransAct provides a complete range of supplies and consumables items used in the printing and scanning activities of customers in the hospitality, banking, retail, gaming, government and oil and gas exploration markets.  Through its webstore, http://www.transactsupplies.com, and a direct selling team, TransAct addresses the on-line demand for these products.  TransAct is headquartered in Hamden, CT.  For more information, please visit http://www.transact-tech.com or call 203.859.6800.

Forward-Looking Statements:

Certain statements in this press release include forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as “may”, “will”, “expect”, “intend”, “estimate”, “anticipate”, “believe” or “continue” or the negative thereof or other similar words. All forward-looking statements involve risks and uncertainties, including, but not limited to, the Company’s ability to successfully integrate the Printrex business with its existing operations; customer acceptance and market share gains, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; introduction of new products into the marketplace by competitors; successful product development;

dependence on significant customers; dependence on significant vendors; dependence on contractor manufacturers for the assembly of a large portion of our products in China; the ability to protect intellectual property; the ability to recruit and retain quality employees as the Company grows; dependence on third parties for sales outside the United States, including Australia, New Zealand, Europe, Latin America and Asia; economic and political conditions in the United States, Australia, New Zealand, Europe, Latin America and Asia; marketplace acceptance of new products; risks associated with foreign operations; availability of third-party components at reasonable prices; price wars or other significant pricing pressures affecting the Company's products in the United States or abroad; and risks associated with potential future acquisitions. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements. The forward-looking statements speak only as of the date of this release and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

Contact:
TransAct Technologies Incorporated
Steven DeMartino, President and Chief Financial Officer
203-859-6810

ICR Inc.
William Schmitt
203-682-8200